EXHIBIT 99.1

Tech Data Corporation Reports First-Quarter Fiscal 2012 Results

Record First-Quarter Sales, Net Income and Earnings Per Share; Tenth Consecutive Quarter of Year-Over-Year Double-Digit Earnings Per Share Growth

CLEARWATER, Fla., May 23, 2011 (GLOBE NEWSWIRE) -- Tech Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the first quarter ended April 30, 2011.

Results At A Glance
($ in millions, except per share amounts)	Three months ended April 30, 2011	Three months ended April 30, 2010
Net sales	$ 6,332.1	$ 5,621.1
Operating income	$ 75.7	$ 69.5
Operating income margin	1.20%	1.24%
Net income attributable to shareholders of Tech Data Corporation	$ 48.7	$ 45.6
Net income per diluted share attributable to shareholders of Tech Data Corporation	$ 1.03	$ 0.88

Net sales for the first quarter ended April 30, 2011, were $6.3 billion, an increase of 13 percent from $5.6 billion in the prior-year first quarter. The strengthening of certain foreign currencies against the U.S. dollar positively impacted the year-over-year net sales comparison by approximately 3 percentage points. Operating income for the first quarter was $75.7 million or 1.20 percent of net sales. This compared to operating income of $69.5 million or 1.24 percent of net sales in the prior year first quarter. First-quarter net income attributable to shareholders of Tech Data Corporation was $48.7 million or $1.03 per diluted share compared to $45.6 million or $0.88 per diluted share in the prior-year period.

"We are pleased to report another solid performance with record first quarter sales, net income and earnings per share," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Our first quarter results reflect a Tech Data that is fit, focused and flexible – able to execute well for our vendor partners, customers and investors in a variety of market environments. Our worldwide team's focus on responsible growth and gross margin management, combined with stronger foreign currencies, resulted in sales and earnings growth that was in line with our expectations. Additionally, we achieved a 14 percent return on invested capital, and in the quarter purchased $51 million of our stock, underscoring our commitment to creating shareholder value."

First-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.6 billion (41 percent of worldwide net sales), representing an increase of 6 percent over the prior-year first quarter. Net sales in Europe totaled $3.7 billion (59 percent of worldwide net sales), representing an increase of 18 percent (14 percent increase on a euro basis), over the prior-year first quarter.

  Gross margin was 5.27 percent compared to 5.21 percent in the prior-year first quarter. Solid sales, product diversification and effective execution of the company's pricing and freight management practices were contributing factors in the gross margin performance.

  Selling, general and administrative expenses (SG&A) were $257.8 million or 4.07 percent of net sales compared to $223.3 million, or 3.97 percent of net sales in the prior-year first quarter.The increase in SG&A expenses was attributable to operating expenses related to acquisitions made in the prior fiscal year and a stronger euro.

  Considering the factors noted above, operating income in the Americas for the first quarter was $47.9 million or 1.83 percent of net sales compared to $44.3 million or 1.80 percent of net sales in the prior-year first quarter. In Europe, the company generated operating income of $30.3 million or .81 percent of net sales compared to operating income of $27.6 million or .88 percent of net sales in the prior-year first quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).

  Cash used in operations during the first quarter totaled $14.2 million. The company's net cash position at April 30, 2011 was $325 million.

  During the first quarter of fiscal 2012, the company repurchased approximately 1,032,000 shares of common stock at a cost of $51.3 million, related to the company's $100 million share repurchase program authorized in March 2011.

Business Outlook

"Looking ahead to the second quarter, we expect year–over-year organic sales growth in both regions on a local currency basis. For the fiscal year, we remain confident in our ability to achieve our stated goals of double-digit operating income and earnings growth, as well as return on invested capital within a range of 14 to 16 percent," said Dutkowsky.

Webcast Details

Tech Data will discuss its first-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic instability, competition, narrow margins, dependence on information systems, acquisitions and dispositions, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources; fluctuations in interest rates, foreign currency exchange rates; exposure to foreign markets, changes in income tax and other regulatory legislation, potential adverse effects of litigation; changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of May 23, 2011. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users.  Tech Data generated $24.4 billion in net sales for the fiscal year ended January 31, 2011 and is ranked 109th on the Fortune 500®.  To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)
	Three months ended April 30,
	2011	2010
Net sales	$6,332,128	$5,621,055
Cost of products sold	5,998,666	5,328,252
Gross profit	333,462	292,803
Selling, general and administrative expenses	257,779	223,317
Operating income	75,683	69,486
Interest expense	8,641	6,588
Other expense (income), net	666	(276)
Income before income taxes	66,376	63,174
Provision for income taxes	17,656	17,530
Consolidated net income	48,720	45,644
Net income attributable to noncontrolling interest	(19)	(11)
Net income attributable to shareholders of Tech Data Corporation	$ 48,701	$ 45,633

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 1.04	$ 0.89
Diluted	$ 1.03	$ 0.88
Weighted average common shares outstanding:
Basic	46,673	51,492
Diluted	47,389	52,069

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)
	April 30, 2011 (Unaudited)	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 807,554	$ 839,934
Accounts receivable, net	2,916,549	2,896,671
Inventories	2,271,537	2,205,394
Prepaid expenses and other assets	210,514	181,147
Total current assets	6,206,154	6,123,146
Property and equipment, net	95,955	94,315
Other assets, net	295,378	270,831
Total assets	$6,597,487	$6,488,292
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans and current maturities of long-term debt, net	$ 418,444	$ 434,435
Accounts payable	3,211,201	3,223,962
Accrued expenses and other liabilities	539,169	562,638
Total current liabilities	4,168,814	4,221,035
Long-term debt, net	64,889	60,076
Other long-term liabilities	69,368	68,754
Total liabilities	4,303,071	4,349,865
Equity attributable to shareholders of Tech Data Corporation	2,268,482	2,114,466
Noncontrolling interest	25,934	23,961
Total equity	2,294,416	2,138,427
Total liabilities and equity	$6,597,487	$6,488,292

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)
	Three months ended April 30, 2011		Three months ended April 30, 2010
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 47,873	1.83%	$ 44,290	1.80%
Europe	30,277.81%		27,645.88%
Stock-based compensation	(2,467)	(.04)%	(2,449)	(.04)%
Worldwide total	$ 75,683	1.20%	$ 69,486	1.24%

Return on Invested Capital (ROIC)
(In millions)
	Twelve months ended April 30, 2011	Twelve months ended April 30, 2010
Net Operating Profit After Tax (NOPAT):
Operating Income – GAAP	$ 340	$ 281
Tax Provision	94	67
NOPAT – GAAP	$ 246	$ 214

Average Invested Capital:
Short-term debt (5-qtr average)	$ 227	$ 68
Long-term debt (5-qtr average)	240	336
Shareholders' Equity (5-qtr average)	2,101	2,010
Total average capital	2,568	2,414
Less: Cash (5-qtr average)	(841)	(992)
Average invested capital less average cash	$ 1,727	$ 1,422
ROIC – as reported	14%	15%

Net Cash
(In millions)
	April 30, 2011	January 31, 2011
Cash	$ 808	$ 840
Current debt, excluding convertible debentures	74	93
Long-term debt	65	60
Convertible debentures (net of discount) (1)	344	341
Total debt	483	494
Net Cash (Cash less total debt)	$ 325	$ 346

(1) In December 2006, $350 million of convertible debentures were issued. Shown net of discount of $6 million and $9 million, respectively.
CONTACT: Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         727-538-7825
         (jeff.howells@techdata.com)

         Arleen Quinones
         Director, Investor Relations and Shareholder Services
         727-532-8866
         (arleen.quinones@techdata.com)